Exhibit 1.2

(Translation)

SHARE HANDLING REGULATIONS

OF

NOMURA HOLDINGS, INC.

(Nomura Horudingusu Kabushiki Kaisha)

CHAPTER I

GENERAL PROVISIONS

Article 1. (Purpose)

Pursuant to Article 10 of the Articles of Incorporation, the purpose of these Share Handling Regulations is to set forth the denominations of share certificates, registration of transfer of title to shares, purchase of shares constituting less-than-a-full-unit, registration of loss of share certificates, request of additional purchase of shares constituting less-than-a-full-unit shares by the Company and any other handling business relating to shares of the Company. Notwithstanding the foregoing, the handling of beneficial owners of shares shall be subject to the provisions of the Japan Securities Depository Center, Inc. (“JASDEC”).

Article 2. (Denominations of Share Certificates)

1. Share certificates of the Company shall be denominated in one thousand shares, ten thousand shares and one hundred thousand shares. Notwithstanding the foregoing, in respect of any less than one thousand shares, the Company may issue a certificate representing such number of shares.

2. Of the share certificates set forth in the foregoing paragraph, a shareholder may not request the Company to issue any certificate representing any number of shares less than one unit of shares as set forth in paragraph 1 of Article 7 of the Articles of Incorporation (“less-than-a-full-unit shares”) (“certificate for less-than-a-full-unit shares”), unless such issuance proceeds in accordance with Article 25, Article 26 and Article 27.

Article	3. (Transfer Agent, its Handling Place of Business, Business Office and Transmitting Offices)

The transfer agent of the Company and its handling place of business, business office and transmitting offices in respect of shares of the Company under these Regulations shall be as follows:

(1)	Transfer agent

UFJ Trust Bank, Limited

4-3, Marunouchi 1-chome, Chiyoda-ku, Tokyo

(2)	Its handling place of business

Securities Agency Department,

UFJ Trust Bank, Limited

4-3, Marunouchi 1-chome, Chiyoda-ku, Tokyo

(3)	Its business office

Securities Agency Department,

UFJ Trust Bank, Limited

10-11, Higashisuna 7-chome, Koto-ku, Tokyo

(4)	Its transmitting offices

Branch offices throughout Japan of:

UFJ Trust Bank, Limited

Head office, branch offices and business offices throughout Japan of:

The Company

Article 4. (Handling Procedures)

Any procedure under these Regulations and any application, request, notification, notice or the like relating to the matters the handling of which the Company has entrusted to the transfer agent shall be directed to the transfer agent.

Article 5. (Procedures for Application, Request, Notification or Notice)

1. In case of any application, request, notification or notice under these Regulations, any person who makes or gives such any application, request, notification or notice or his legal representative, if any, shall enter his address and name in the form designated by the Company, affixed with his registered seal impression under Article 16 below. In case the person cannot affix the registered seal impression, upon request by the Company, the person shall submit a document showing that he is a shareholder or a letter of guarantee.

2. When any application, request, notification or notice under the foregoing paragraph is made or given by agent, the agent shall submit a power of attorney. When the consent of a curator or assistant is required, a document showing the consent shall be submitted.

CHAPTER II

REGISTRATION OF TRANSFER

Article 6. (Registration of Transfer)

1. Any person who makes an application for the registration of transfer of title to shares shall file the application in the form designated by the Company together with the share certificates.

2. When a person who has acquired shares for any cause other than assignment, such as inheritance and bequest, makes an application for the registration of transfer of title to shares, the person shall, upon request by the Company, file a document showing the acquisition in addition to following the procedure under the foregoing paragraph of this Article; provided, however, that it shall not be required to submit share certificates if the share certificates have not been issued.

Article	7. (Registration of Transfer in Cases Specifically Provided for in Laws or Ordinances)

In case there are some specific requirements for a transfer of shares under laws or ordinances, any person who makes an application for the registration of transfer of title to shares shall, upon request by the Company, file the application together with the share certificates and a document showing the fulfillment of the requirements.

CHAPTER III

REGISTER OF BENEFICIAL OWNERS OF SHARES

Article 8. (Register of Beneficial Owners of Shares)

A beneficial owner of shares shall file a card of beneficial owner of shares through a member of the central depository and clearing system for share certificates and other securities (a “Member”).

Article 9. (Entries in Register of Beneficial Owners of Shares)

Entries in the register of beneficial owners of shares shall be made in accordance with notices with regard to beneficial owners of shares by JASDEC and cards of beneficial owners of shares.

Article 10. (Aggregation)

When a shareholder listed on the register of shareholders and a beneficial owner of shares listed on the register of beneficial owners of shares are considered to be identical based on their addresses and names, the numbers of their respective shares shall be aggregated for the purpose of exercise of rights as a shareholder.

CHAPTER IV

REGISTRATION OF PLEDGE AND INDICATION OF TRUST PROPERTY

Article 11. (Registration of Pledge and Cancellation thereof)

In case of an application for the registration of a pledge on shares or for the alteration or cancellation thereof, the pledgor and the pledgee shall file the application in the form designated by the Company under their joint signatures, together with the share certificates.

Article 12. (Indication of Trust Property and Cancellation thereof)

In case of an application for the indication of trust property with regard to shares or for the cancellation thereof, the trustor or the trustee shall file the application in the form designated by the Company together with the share certificates.

CHAPTER V

NON-POSSESSION OF SHARE CERTIFICATES

Article 13. (Notice of Non-Possession of Share Certificates)

In case of notice of non-possession of share certificates, the notice in the form designated by the Company shall be submitted together with the share certificates. Notwithstanding the foregoing, the submission of share certificates to be newly issued shall not be required.

Article 14. (Application for Delivery of Unpossessed Share Certificates)

1. When a shareholder who has given notice of non-possession of share certificates applies for the issuance or restoration of share certificates, the shareholder shall file an application in the form designated by the Company. Notwithstanding the foregoing, any shareholder cannot apply for the issuance of certificates for less-than-a-full-unit shares in respect of which the Company has treated as not issued.

2. In the case of paragraph 1 of this Article, the Company may request the shareholder to submit the receipt of application for non-possession of share certificates or any equivalent certificate or the receipt of share certificates issued to the shareholder.

CHAPTER VI

NOTIFICATION OF VARIOUS MATTERS

Article 15. (Notification of Seals, etc.)

1. Shareholders, beneficial owners of shares and registered pledgees or their legal representatives, if any, shall file notification of their addresses, names and seals in the form designated by the Company. When any change in the matters so notified has occurred, the same process shall be required.

2. Notwithstanding the foregoing paragraph, foreigners can register their signatures in place of seals.

Article 16. (Notification by Shareholders, etc. Residing Abroad)

1. Shareholders, beneficial owners of shares and registered pledgees or their legal representatives, if any, residing in foreign countries shall, in addition to following the procedure under Article 15, either elect their standing proxies or set up their provisional addresses, in Japan and file notification of such standing proxies or provisional addresses. When any change in the matters so notified has occurred, the same process shall be required.

2. The provisions of Article 15 shall apply to the standing proxies.

Article 17. (Representative of Corporation)

1. When a shareholder or beneficial owner of shares is a corporation, the corporation shall file notification of its representative (being one person).

2. When a change of such representative has occurred, the notification thereof shall be filed together with a certified extract from the commercial register of the corporation.

Article	18. (Appointment of Representative for Joint Owners of Shares and Change thereof)

Shareholders or beneficial owners of shares owning shares jointly shall appoint their representative (being one person) and file notification thereof in the form designated by the Company, together with the share certificates. When a change of such representative has occurred, the same process shall be required.

Article 19. (Change of Statements in the Register of Shareholders and the Register of Beneficial Owners of Shares and on Share Certificates)

In case of notification of any change of the statements in the register of shareholders and the register of beneficial owners of shares and on the share certificates for any of the following reasons, the notification in the form designated by the Company shall be filed together with the share certificates and a document showing the change. Notwithstanding the foregoing, the submission of the share certificates shall not be required either in case the share certificates have not been issued or in case of any change of the statements in the register of beneficial owners of shares.

(1)	Change of surname or given name;

(2)	Election, change or termination of power, of legal representative, such as a person to exercise parental power, curator and guardian;

(3)	Change of trade name or corporate name; and

(4)	Corporate reorganization.

Article 20. (Special Rules for Notification of Various Matters by Beneficial Owners of Shares)

When a beneficial owner of shares files notification pursuant to this Chapter, the notification shall be filed through the Member with whom the beneficial owner of shares maintains an account. Notwithstanding the foregoing, in case of only a change of the registered seal, it shall not be required to file notification thereof through the Member.

CHAPTER VII

STATEMENTS ON SHARE CERTIFICATES AND

REISSUE OF SHARE CERTIFICATES

Article 21. (Statements on Share Certificates)

1. The name of a shareholder and his/her legal representative, if any, shall be stated on a share certificate.

2. When there is the registration of transfer of title to shares pursuant to Chapter II or when notification is filed pursuant to Article 19 and Article 20, the date of such registration in the register of shareholders shall be stated on the designated space of the share certificate, affixed with a verification seal by the transfer agent.

Article 22. (Registration of Pledge and Indication of Trust Property)

1. In case of the registration of a pledge or the alteration or cancellation thereof, such event, as well as the date of such registration in the register of shareholders, shall be stated on the share certificate, affixed with a verification seal by the transfer agent.

2. In case of the indication of trust property with regard to shares or the cancellation thereof, such event, as well as the date of such registration in the register of shareholders, shall be stated on the share certificate, affixed with a verification seal by the transfer agent.

Article 23. (Reissue due to Division or Consolidation)

1. When a shareholder makes an application for the issuance of new share certificates due to division or consolidation of outstanding share certificates, the shareholder shall file the application in the form designated by the Company together with the share certificates.

2. Notwithstanding the foregoing paragraph, no shareholder can make an application for the issuance of certificates for less-than-a-full-unit shares due to division or consolidation of outstanding share certificates.

Article 24. (Reissue due to Disfigurement or Mutilation)

When a shareholder makes an application for the issuance of new share certificates due to disfigurement or mutilation of outstanding share certificates, the shareholder shall file the application in the form designated by the Company together with the share certificates. Notwithstanding the foregoing, when it is difficult to ascertain the genuineness of the share certificates, the provisions under Chapter VIII shall apply.

Article 25. (Reissue due to Used-up Space)

In case of any change in the statements on a share certificate on which the space for holders’ names have been used up, the Company shall withdraw the share certificate and issue a new one.

CHAPTER VIII

REISSUE UPON LOSS OF SHARE CERTIFICATES

Article 26. (Application for Registration of Loss of Share Certificates and Cancellation thereof)

1. A shareholder applying the registration of loss of share certificates shall file an application in the form designated by the Company together with a document showing the legitimated acquisition of the share certificates, a document showing the loss of share certificates and a document showing personal identification; provided that, in case a shareholder applying the registration of loss of share certificates is a record holder of such share certificates in respect of the registration of loss of share certificates or registered pledgee, only a document showing loss of share certificates shall be filed together with an application form.

2. When a registrant shareholder of loss of share certificates applies for the cancellation of registration under the foregoing paragraph, an application form designated by the Company shall be filed.

Article 27. (Application for Objection against Registration of Loss of Share Certificates)

For an application for the objection against the registration of loss of share certificates, a shareholder shall file an application in the form designated by the Company together with the share certificates and a document showing personal identification; provided, in case of an application for the objection made by a shareholder or a registered pledgee, no document showing personal identification shall be necessary to be submitted.

Article 28. (Reissue upon Lapse of Share Certificates)

For an application for the reissue of the lapsed share certificates, a shareholder shall file an application in the form designated by the Company.

Article 29. (Notification of Various Matters)

Articles 15 through 19 shall be applied for any change in the statements of the register in respect of loss of share certificates if a registrant in respect of loss of share certificates is neither a shareholder nor a registered pledgee.

CHAPTER IX

PURCHASE OF LESS-THAN-A-FULL-UNIT SHARES

Article 30. (Purchase Request)

1. When a shareholder makes a request for the purchase of less-than-a-full-unit shares, the shareholder shall file the request in the form designated by the Company with the handling place of business, the business office or any of the transmitting offices in respect of shares of the Company set forth in Article 3 (the “purchase request place”). If certificates have been issued in respect of the less-than-a-full-unit shares, the certificates therefor shall be submitted.

2. When a beneficial owner of shares makes a purchase request under the foregoing paragraph, such purchase request shall be filed through the Member with whom the beneficial owner of shares maintains an account.

Article 31. (Purchase Price)

The purchase price per share of less-than-a-full-unit shares shall be the closing price on the Tokyo Stock Exchange (the “TSE”) on the day on which in the case of paragraph 1 of Article 30, the document set forth therein reaches the purchase request place or in the case of paragraph 2 of Article 30, the document reaches the handling place of business of the transfer agent set forth in Article 3 (if there is no trading on the TSE on the specified day above, the first price validly made thereafter).

Article 32. (Payment of Purchase Price)

1. The purchase price of the less-than-a-full-unit shares shall be paid at the purchase request place within seven business days (which shall be business days at the place where the purchase request place is located) counting from the day on which the purchase price is determined.

2. Notwithstanding the foregoing paragraph, when the purchase price is cum rights to receive dividends, receive shares allocated upon a stock split or subscribe for new shares or otherwise, the purchase price shall be paid not later than the record date or the allocation date.

3. When the Company pays the purchase price set forth in paragraph 1 or 2 of this Article, the Company shall withhold an amount equivalent to the fee set forth in Article 43.

4. The requesting shareholder may request the Company to pay the purchase price by remittance to his/her designated bank account or in cash by postal transfer.

Article 33. (Transfer of Purchased Shares)

Title to the shares requested to be purchased shall pass to the Company on the date on which the Company has completed the payment of the purchase price set forth in Article 32 or the procedure therefor.

CHAPTER X

ADDITIONAL PURCHASE OF LESS-THAN-A-FULL-UNIT SHARES

Article 34. (Additional Purchase Request)

1. When a shareholder or a beneficial owner of shares with a less-than-a-full-unit shares makes a request (the “additional purchase request”) to the Company to the effect that the Company sells shares which will become a full-unit of shares, together with the less-than-a-full-unit shares, the shareholder shall submit the additional purchase request form together with the certificates (collectively, hereinafter referred to as the “documents for the additional purchase request”) and the estimated additional purchase amount set forth in the next Article with the business office or any of the transmitting offices in respect of shares of the Company set forth in Article 3. If certificates have not been issued, the certificates shall not be submitted.

2. When a beneficial owner of shares makes the additional purchase request under the foregoing paragraph, such additional purchase request shall be made through the Member and the JASDEC with whom the beneficial owner of shares maintains an account.

Article 35. (Estimated Additional Purchase Amount)

1. The estimated additional purchase amount shall be an amount as the product of the sum, which is equal to the product of the closing price on the TSE on the business day that is immediately preceding the day on which the documents for the additional request purchase reaches the business office or any of the transmitting offices in respect of shares of the Company (if there is no trading on the TSE on the specified day above, the closing price validly made on the latest preceding day) and the number of shares in respect of the additional purchase request, and 1.3. Resulting amount less than one-thousand (1,000) yen unit shall be rounded up. The estimated additional purchase amount shall be determined by Nomura Securities Co., Ltd. in case the transmitting office becomes any of offices of Nomura Securities Co., Ltd. The handling for the case of the additional purchase request made by a beneficial owner of shares shall be carried on in accordance with a procedure set forth by JASDEC.

2. The Company shall not handle the additional purchase request if the estimated additional purchase amount falls short of the amount under the foregoing paragraph in case the additional purchase request under the foregoing Article is made.

Article 36. (Additional Purchase Request Over Outstanding Balance of Treasury Stock)

If the aggregated number of shares in respect of the additional purchase request each made on a same day exceeds the number of treasury shares to be transferred held by the Company, no additional purchase request made on that day shall come into effect.

Article 37. (Effective Date of Additional Purchase Request)

The additional purchase request shall come into effect on the day on which the documents for the additional purchase request set forth in Article 34 and the estimated additional purchase amount set forth in Article 35 reach the business office or any of the transmitting offices in respect of shares of the Company.

Article 38. (Period of Suspension for Additional Purchase Request)

1. The Company shall suspend its handling of the additional purchase request in every year during the period from a day that is twelve (12) business days prior to 31st March and the period from a day that is twelve (12) business days prior to to 30th September.

2. Notwithstanding the foregoing paragraph, in case any of the offices of Nomura Securities Co., Ltd. becomes the transmitting office, the Company shall suspend its handling of the additional purchase request in every year during the period from a day that is sixteen (16) business days prior to 31st March and the period from a day that is sixteen (16) business days prior to 30th September.

3. Notwithstanding the foregoing two paragraphs, if it is deemed to be necessary, the Company shall be able to set up any other appropriate period of suspension.

Article 39. (Additional Purchase Price)

1. The additional purchase price of per less-than-a-full-unit share shall be the closing price on the TSE on the effective date of the additional purchase request (if there is no trading on the TSE on the specified day above, the first price validly made thereafter).

2. If the estimated additional purchase amount falls short of an aggregated sum of the additional purchase price under the foregoing paragraph and the fees set forth in Article 43 (the “additional purchase amount”), such short amount shall be demanded to the requesting shareholders. In this regard, such additional purchase request shall be cancelled if such short amount is not paid within five business days after the day immediately following a day on which such short amount is demanded.

Article 40. (Receipt of Additional Purchase Amount)

1. The Company shall receive the additional purchase amount from the estimated additional purchase amount on the sixth business day from the day on which the additional purchase price is determined or the day immediately following a day on which the short amount under paragraph 2 of foregoing Article is paid; provided that, in case the additional purchase price is cum rights to receive dividends, receive shares allocated upon a stock split or subscribe for new shares or otherwise, the additional purchase price shall be paid not later than the record date or the allocation date.

2. The Company shall repay the balance in subtracting the additional purchase amount under the foregoing paragraph from the estimated additional purchase amount by remittance to bank account designated by the requesting shareholder or in cash by postal transfer.

Article 41. (Transfer of Additional Purchased Shares)

Title to the treasury shares requested to be additionally purchased shall pass to the shareholder or a beneficial owner of shares on the date on which the Company has completed the receipt of the additional purchase amount set forth in the foregoing Article.

Article 42. (Delivery of Share Certificates)

The certificates in respect of the share amounted to a full unit of shares by the additional purchase request shall be issued without delay, and it shall be delivered to the requesting shareholder. Provided that the handling in case of the additional purchase request made by a beneficial owner of shares may be carried on otherwise.

CHAPTER XI

FEES

Article 43. (Fees)

The fees for the handling of shares of the Company shall be as follows:

(1)	When the Company delivers share certificates pursuant to Article 14 (Application for Delivery of Unpossessed Share Certificates), Article 23 (Reissue due to Division or Consolidation) and Article 24 (Reissue due to Disfigurement or Mutilation):

300 yen per sheet of share certificates.

(2)	For an application for the registration of the loss of outstanding share certificates pursuant to Article 26 (Application for Registration of Loss of Share Certificates and Cancellation thereof):

10,000 yen per application

500 yen per sheet of share certificates.

(3)	When the Company purchases less-than-a-full unit shares pursuant to Article 30 and purchases shares additionally pursuant to Article 34 (Additional Purchase Request):

An amount obtained in accordance with the following formula as equivalent to the brokerage commission for 1,000 shares, prorated according to the number of shares so purchased or additionally purchased, for each case of purchase.

(Formula)

The fee shall be measured through the way where at first, the purchase price per share determined under Article 31 or the additional purchase price per share determined under Article 39 shall be multiplied by 1000 shares (the “assumed total amount”) and then calculated by using the following ratios to the assumed total amount.

The first 1,000,000 yen	1.150%
More than 1,000,000 yen to 5,000,000 yen (inclusive)	0.900%
More than 5,000,000 yen to 10,000,000 yen (inclusive)	0.700%
More than 10,000,000 yen to 30,000,000 yen (inclusive)	0.575%
More than 30,000,000 yen to 50,000,000 yen (inclusive)	0.375%
(If there is any fraction of 1 yen, it shall be disregarded.)

Provided, however, that if the amount so obtained per 1,000 shares falls under 2,500 yen, it shall be 2,500 yen.

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Supplementary Provision

These Regulations shall come into force as from October 1, 2001.

Supplementary Provision

Amendments to these Regulations shall come into force as from June 26, 2003; provided that the amended provisions in Chapter X shall come into force as from July 1, 2003.

Dates of Amendments

January 15, 2002	June 17, 2002
April 1, 2003	June 26, 2003